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                                                                      EXHIBIT 11


                       INDUSTRIAL DISTRIBUTION GROUP, INC.

                        COMPUTATION OF EARNINGS PER SHARE

           FOR THE THREE MONTHS PERIODS ENDED MARCH 31, 1999 AND 1998

                      (In Thousands, Except Per Share Data)

                                   (Unaudited)

                                                       Three Months Ended
                                                            March 31,
                                                       ------------------
                                                        1999        1998
                                                        ----        ----
Net income                                             $  520      $1,376
                                                       ======      ======

     Weighted average common                            8,497       7,945
      shares outstanding

     Add - Dilutive effect of outstanding options
      (as determined by the application of the
      treasury stock method)                               --          58
                                                       ------      ------

     Weighted average common and
      common equivalent
      shares outstanding                                8,497       8,003
                                                       ======      ======

Primary earnings per share:                            $  .06      $  .17
                                                       ======      ======

Diluted earnings per share:                            $  .06      $  .17
                                                       ======      ======


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